FOR IMMEDIATE RELEASE	August 29, 2016

Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES
NEW ACQUISITION IN THE KANSAS CITY MSA

Freehold, New Jersey….August 29, 2016…….. Monmouth Real Estate Investment Corporation (NYSE:MNR) acquired a new 313,763 square foot industrial building located at 22525 West 167th Street, Olathe, KS at a purchase price of $31,737,000 on August 26, 2016. The property is net-leased for 15 years to FedEx Ground Packaging System, Inc., a Delaware corporation. The building is situated on approximately 45 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce the acquisition of this brand new Class A built-to-suit distribution center leased for 15 years to FedEx Ground. The 45 acre property is situated right off of Interstate 35 and is part of the Kansas City MSA. Due to its central geographic location and intermodal infrastructure, the Kansas City MSA is highly desired by logistics companies. Kansas City is the largest freight rail hub in the nation and this market is expected to continue to experience strong demand for many years to come.”

Monmouth Real Estate Investment Corporation, founded in 1968 is one of the oldest public equity REITs in the U.S. The Company specializes in single-tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully-integrated and self-managed real estate company, whose property portfolio consists of ninety-nine properties located in thirty states, containing a total of approximately 16 million rentable square feet. In addition, the Company owns a portfolio of REIT securities.

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